Exhibit 28 (n)(22h) under form N-1A

Exhibit 99 under Item 601/Reg. S-K

trust Shares Exhibit

To

Multiple Class Plan

(Revised 08/1/19)

1.       Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution arrangement for the Trust Shares will consist of sales by financial intermediaries, who, along with the principal underwriter, may receive payments for distribution and/or administrative services under a 12b-1 Plan. In connection with this basic arrangement, Trust Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Trust Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Trust Shares as described in Section 3 of the Multiple Class Plan

2.       Conversion and Exchange Privileges

For purposes of Rule 18f-3, Trust Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	At the election of the shareholder, Shares may be converted into any other Share Class of the same Fund, provided that the shareholder meets the eligibility requirements for the Share Class into which the conversion is sought, as applicable.
Exchange Privilege:	Trust Shares may be exchanged into any Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Shares of Federated Institutional Money Market Management, Federated Institutional Tax-Free Cash Trust, Federated Institutional Prime Value Obligations Fund, Class A Shares of Federated Government Reserves Fund and Class R Shares of any Fund, provided that the shareholder meets any shareholder eligibility and minimum initial investment requirements for the Shares to be purchased, (if applicable), both accounts have identical registrations, and the shareholder receives a prospectus for the fund in which the shareholder wishes to exchange.

Schedule of FundS

Offering Trust Shares

The Funds set forth on this Schedule each offer Trust Shares on the terms set forth in the Trust Shares Exhibit to the Multiple Class Plan, in each case as indicated below. The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value. Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee

Money Market Obligations Trust:
Federated Government Obligations Fund	0.25%
Federated Prime Cash Obligations Fund	0.25%
Federated Treasury Obligations Fund	0.25%